Exhibit 99.2

Press Release	Source: Think Partnership Inc.

Think Partnership Announces
 Changes to Board of Directors

NORTHBROOK, Ill.—(BUSINESS WIRE)—May 12, 2006—Think Partnership Inc. (“THK”) (AMEX:THK - News; the Company) today announced that Gerard M. Jacobs and T. Benjamin Jennings have resigned their positions with the Company to pursue other activities, which resignations have been accepted by the Company’s directors. Mr. Jacobs served as chief operating officer, secretary, treasurer, and director of the Company. Mr. Jennings served as chairman and director.

Scott P. Mitchell, president of Think Partnership, who has been named interim chief executive officer by the Company’s Board of Directors, stated, “Gerry Jacobs’ and Ben Jennings’ leadership allowed Think Partnership to grow from a tiny Bulletin Board company trading at pennies per share, into an industry leader in several important Internet verticals whose stock is now trading on the AMEX. It was truly a privilege to work with such effective and smart industry leaders and we wish them the very best in their future business endeavors.”

Mitchell added, “This Company is prepared and committed to continue our strategy of becoming the world’s most comprehensive interactive advertising company. We have an exceptional team of executives that are excited about what we believe are obvious and substantial opportunities on which this company is poised to capitalize. We feel strongly that integration and cross leveraging between our search marketing, affiliate marketing, direct online marketing, advertising, and consumer services businesses will lead to sustainable growth and margin expansion.”

Think Partnership Inc. is based in Northbrook, Ill. and provides online and off-line marketing, advertising, public relations, branding, and shopping evaluation services; search engine optimization and marketing services, opt-in email marketing, and pay-per-click campaign management; online dating; web design, custom web-based applications, database systems, managed and shared hosting solutions, e-commerce and high-speed business Internet access; software for affiliate marketing and affiliate marketing services; online education; and marketing to expectant parents (see www.thinkpartnership.com).

Statements made in this press release that express the Company’s or management’s intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will” and similar expressions are intended to further identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the Company’s actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. For a discussion of these risks, see the Company’s report on Form 10-KSB for the year ended December 31, 2005, under the section headed “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors.” The Company cannot guarantee future financial results, levels of activity, performance or achievements; and investors should not place undue reliance on the Company’s forward-looking statements. The forward-looking statements contained herein represent the judgment of the Company as of the date of this press release, and the Company expressly disclaims any intent, obligation or undertaking to update or revise such forward-looking statements to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contact:

For Think Partnership Inc.:

Xavier Hermosillo, 310-832-2999

Senior Vice President for Corporate

Communications and Investor Relations

Xavier@thinkpartnership.com